Exhibit 10.14

Fairfield County Bank Corp.

Executive Death Benefit Plan

THIS AGREEMENT, hereby made and entered into this              day of                 ,                 , by and between Fairfield County Bank Corp. (the “Company”) and                         .

INTRODUCTION

The Company wishes to attract and retain highly qualified executives. To further this objective, the Company is willing to provide a death benefit to the designated beneficiary of each participating executive. The Company will pay Plan death benefits from its general assets.

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1 “Final Pay” means the Participant’s rate of base salary and annual management incentive (determined without regard to any voluntary reductions thereto) in the calendar year prior to the date of the Participant’s termination of employment.

1.2 “Board” means the Company’s Board of Directors or the appropriate Committee thereof charged with Company executive benefits matters.

1.3 “Disability” means the Executive’s inability to perform substantially all normal duties of the Executive, as determined by the Board in its sole discretion. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Board deems appropriate.

1.4 “Insurer” means the insurance company issuing to the Company the life insurance policy on the life of the insured.

1.5 “Participant” means the executive who is designated by the Board as eligible to participate in the Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and signs such consents and other forms as are required to enable the Company to obtain insurance on the Participant’s life.

1.6 “Plan” means this instrument, including all amendments thereto.

1.7 “Policy” or “Policies” means the individual insurance policy (or policies) adopted by the Board for purposes of insuring a Participant’s life under this Plan

1.8 “Terminated for Cause” means that the Company has terminated the Participant’s employment for any of the following reasons:

1.8.1	Gross negligence or gross neglect of duties;

1.8.2	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

1.8.3	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Participant’s employment.

The determination of Terminated for Cause shall be made by vote of at least seventy-five percent (75%) of the members of the Board of Directors of the Company within thirty (30) days of the Participant’s termination of employment.

Article 2

Participation

2.1 Eligibility to Participate. The Board in its sole discretion shall designate from time to time executives that are eligible to participate in this Plan.

2.2 Participation. The eligible executive may participate in this Plan by executing an Election to Participate which is duly appended to a copy of this Plan that has been executed with respect to the executive by a duly authorized Company representative. The Election to Participate shall bind the executive and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan.

2.3 Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate if (i) the Participant’s employment with the Company is terminated for reasons other than retirement on or after age 65, death or disability and, at the time of such termination, the sum of the Participant’s age and years of service is less than 70 (provided, however, that any such Participant shall continue to have a death benefit hereunder equal to $10,000 if this subparagraph (i) applies to him or her) or (ii) the Participant is Terminated for Cause. For purposes hereof, a Participant’s years of service shall include service with the Company, any affiliate of the Company and any entity that acquires or is acquired by the Company or any Company affiliate.

2.4 Death Benefit. The amount of a Participant’s death benefit under the Plan shall be the multiple of Final Pay specified next to the termination of employment event that applies to the Participant as set forth in Exhibit B (or the fixed dollar amount, as applicable), which shall be payable to the Participant’s designated beneficiary upon the Participant’s death. In the event that the benefit payable hereunder is subject to federal or state income tax at the time of payment, in lieu of the benefit described in the preceding sentence, the Participant’s amount of death benefit under the Plan shall be the multiple of Final Pay specified next to the termination of employment event that applies to the Participant as set forth in Exhibit B (or the fixed dollar amount, as applicable) multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the combined rate of federal and state income tax applicable to the Participant’s beneficiary (determined as of the date of death and certified by a certified public accountant deemed acceptable by the Company). By way of example, if the death benefit set forth in Exhibit B is $100,000 and the Participant’s designated beneficiary has a combined federal and state income tax rate of

30%, the total benefit under the Plan will be $142,857 (i.e., $100,000 X 1/.7). Notwithstanding any limitations placed on the Company’s ability to amend this Plan, the preceding shall be subject to such amendments as are required to ensure that the Participant’s beneficiaries are made whole for any federal and state income taxes that are due in respect of Plan death benefits.

2.5 Beneficiary. A Participant shall designate his or her beneficiary for benefits under the Plan by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate. The only instrument that shall be recognized as a valid beneficiary designation under this Plan shall be Exhibit C.

Article 3

Policy Ownership/Interests

3.1 Participant’s Interest. Neither the Participant nor his or her Beneficiaries shall have any interest in the Policies. Benefits payable under the Plan are unsecured promises to pay by the Company.

3.2 Company’s Interest. The Company shall own the Policies and shall have the right to exercise all incidents of ownership. With respect to each Policy, the Company shall be the direct beneficiary of the entire death proceeds of the Policy. There shall be no requirement that the Company maintain any Policy with respect to a Participant.

Article 4

Premiums

4.1 Premium Payment. The Company shall pay all premiums due on all Policies and the Participant shall have no premium payment obligation.

Article 5

Assignment

No Participant shall be permitted to assign any interests in Plan benefits.

Article 6

Insurer

The Insurer shall be bound only by the terms of their corresponding Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Company’s representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 7

Claims And Review Procedures

7.1 Claims Procedure. This Section 7.1 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. section 2560.503-1. If any provision of this Section 7.1 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a) Initial Claim. The Participant, a beneficiary or an entity that believes he or she is entitled to any benefit (a “Claimant”) under this Plan may file a claim with the Company. The Company will review the claim itself or appoint another individual or entity to review the claim.

(i) Benefit Claims that do not require a Determination of Disability. If the claim is for a benefit other than a Disability benefit, the Claimant will be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Company or appointee of the Company before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(ii) Disability Benefit Claims. In the case of a benefits claim that requires a determination by the Company of an Participant’s Disability status, the Company will notify the Claimant of the Company’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Company, the Company needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Company receives the claim, of those circumstances and of when the Company expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Company, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Company notifies the Claimant of the circumstances requiring the extension and the date as of which the Company expects to render a decision. The extension notice will specifically explain the standards on which entitlement to a Disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.

(iii) Manner and Content of Denial of Initial Claims. If the Company denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(A) The specific reasons for the denial;

(B) A reference to the Plan provision or insurance contract provision upon which the denial is based;

(C) A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(D) An explanation of why such additional material or information is necessary;

(E) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(F) A statement of the Participant’s right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a denial on review of the initial denial.

In addition, in the case of a denial of Disability benefits on the basis of the Company’s independent determination of the Participant’s Disability status, the Company will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

(b) Review Procedures.

(i) Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant’s Disability status, a request for review of a denied claim must be made in writing to the Company within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Company’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Company. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(ii) Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (i) above, a Claimant whose claim for Disability benefits requires an independent determination by the Company of the Participant’s Disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(A) The Company will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.

(B) The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

(C) The Company will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Company in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(D) The decision on review will be made within forty-five (45) days after the Company’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

(iii) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Company will give the Claimant, in writing or by electronic notification, a notice containing:

(A) its decision;

(B) the specific reasons for the decision;

(C) the relevant Plan provisions or insurance contract provisions on which its decision is based;

(D) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of all documents, records and other information in the Plan’s tiles which is relevant to the Claimant’s claim for benefits;

(E) a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and

(F) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with this Plan’s procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination will be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d) Failure of Company to Follow Procedures. If the Company fails to follow the claims procedures required by this Section, a Claimant will be deemed to have exhausted the administrative remedies available under the Plan and will be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Company (on behalf of the Plan) has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(e) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Section is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

Article 8

Amendments and Termination

This Plan may be amended or terminated at the discretion of the Company. However, no termination or amendment shall reduce the Participant’s death benefits described in Section 2.4 calculated at the date such termination or amendment becomes effective.

Article 9

Miscellaneous

9.1 Binding Effect. This Plan shall bind each Participant and the Company, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.

9.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant’s right to terminate employment at any time.

9.3 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm. or person agrees to assume and discharge the obligations of the Company under this Plan.

9.4 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Plan. The named fiduciary may. delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

9.5 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Connecticut, except to the extent preempted by the laws of the United States of America.

9.6 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.7 Entire Agreement. This Plan constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. This Plan supersedes all other death benefit plans maintained for the benefit of executives of the Company or its affiliates other than those maintained for employees of the Company or its affiliates generally, including but not limited to the split dollar life insurance arrangement that this Plan specifically replaces. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

9.8 Administration. The Company shall have powers which are necessary to administer this Plan, including but not limited to:

9.8.1	Interpreting the provisions of the Plan;

9.8.2	Establishing and revising the method of accounting for the Plan;

9.8.3	Maintaining a record of benefit payments; and

9.8.4	Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

IN WITNESS WHEREOF, the Company executes this Plan as of the date indicated above.

COMPANY

Fairfield County Bank Corp.

By:

Title: